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                         INDEPENDENT AUDITOR'S REPORT



Board of Trustees and Shareholders
The Tocqueville Trust

We have audited the statements of changes in net assets for the year ended
October 31, 1998 and the financial  highlights   for each of the four years in
the period then ended of the Tocqueville Trust, including The Tocqueville Fund, The Tocqueville Small Cap Value Fund, The Tocqueville International Value Fund, and The Tocqueville Gold Fund (hereafter referred to as the "Trust"). These financial statements and financial highlights are the responsibility of Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted  our  audits  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the changes in net assets and the financial highlights for the periods indicated of the Trust, in conformity with generally accepted accounting principles.



                                  McGladrey & Pullen, LLP


New York, New York
December 4, 1998